Exhibit 10.2
Loud Technologies, Inc.
5200 Town Center Circle
Suite 600
Boca Raton, FL 33486
July 29, 2008
Rodney Olson
4400 Nicklaus Drive
Lawrence, KS 66047
Dear Rodney,
I am pleased to offer you the position of CEO of Loud Technologies, Inc. (the “Company”).
The terms of the employment offer are as follows:
Compensation Package
Your annual base salary will be $375,000. You will participate in an annual incentive plan that will provide you with a discretionary bonus opportunity, which will be targeted at 50% of your annual base salary, or $187,500. The maximum bonus potential is equal to 100% of such target bonus. The 2008 bonus shall be prorated based upon the period of your employment with the Company during 2008.
Equity Package
Subject to the final approval of the Board of Directors of the Company, you will have an opportunity to participate in the stock option plan adopted by the Company. Such options will vest over a five year period at a rate of 20% per year, with the first 20% vesting on the first anniversary of your first day of employment with the Company. In addition, your options will vest fully upon a cash merger or cash sale of all or substantially all of the Company’s assets or stock to a non-affiliate of the Company (as determined by the Company’s Board of Directors in its sole discretion). The options will be valued at the closing price on the date the stock is granted.
Relocation Policy
The Company will pay the costs for selling your home, including a gross-up for taxes, and actual moving expenses, but in no event shall the sum of such amounts exceed $175,000 (the “Relocation Budget”). The Company will also pay your personal living and commuting expenses and the cost for COBRA health benefits until you are eligible to participate in the Company’s health plan, but all such items will be deducted from the Relocation Budget, dollar for dollar. If within one year following the date of your employment you voluntarily terminate your employment with the Company, you shall repay to the Company the full amount of the Relocation Budget paid to you.
Miscellaneous
The vacation policy and benefits will be the same as other senior executives of the Company.
Please be advised that the offer is contingent upon the successful outcome of a security and background check. Also please be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law. This offer of employment is also contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having

Rodney Olson
July 29, 2008

delivered us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, non-solicit, confidentiality or similar restriction with any person with respect to any prior or existing employment, investment or other relationship.
Your estimated target start date will be as soon as possible but no later than August 25, 2008.
Severance Policy
If your employment is terminated by the Company without “cause” (as such term will be defined in the Company’s stock option plan), then subject to the execution of a satisfactory release by you, you will receive:
•	Salary continuation for the next twelve (12) months or until other employment is secured; and

•	Continued medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period or, at the Company’s option, coverage under another medical and/or dental plan.
The maximum period for the non-compete period to be contained in your equity incentive agreement will be (i) the severance payment period in the event your employment is terminated by the Company without “cause” or (ii) twelve (12) months in the event you resign from the Company or your employment is terminated by the Company for “cause”.
Upon any termination, you shall have a duty to mitigate damages and costs to the Company.
This offer letter constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior understandings, negotiations and discussions, whether oral or written, with regard thereto.
I am excited about you joining our team and look forward to working with you.
Please sign a copy of this letter to acknowledge your agreement with its conditions and return it to Mary Ann Robinson as soon as possible.
Sincerely,
Tom Taylor
Director
Accepted

/s/ Rodney Olson

Rodney Olson

8/14/08

Date